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                                                                    EXHIBIT 12.2

                          CENTERPOINT PROPERTIES TRUST
                       COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------------------
                                                                 2003       2002       2001       2000       1999
                                                               --------   --------   --------   --------   --------
Available earnings:
  Income from continuing operations before income taxes,
      equity in net income of affiliate plus gains
      on sale of real estate                                   $ 36,454   $ 40,911   $ 17,605   $ 49,481   $ 42,005
  Plus:
      Interest expense                                           23,305     26,880     30,778     30,976     19,954
      Amortization of deferred financing costs                    3,354      2,918      2,376      2,155      1,905
      Distributed share of equity from affiliates                 2,281      1,994      3,309          -      2,126
                                                               --------   --------   --------   --------   --------
      Available earnings                                       $ 65,394   $ 72,703   $ 54,068   $ 82,612   $ 65,990
                                                               ========   ========   ========   ========   ========

Combined fixed charges and preferred dividends:
  Interest expense, including discontinued operations          $ 25,166   $ 29,875   $ 30,778   $ 30,976   $ 19,954
  Amortization of deferred financing costs                        3,354      2,918      2,376      2,155      1,905
  Preferred dividends                                             9,599     10,090     10,090     10,105      8,318
  Interest capitalized                                            8,569      8,444      7,154      3,404      1,926
                                                               --------   --------   --------   --------   --------
      Combined fixed charges and preferred dividends           $ 46,688   $ 51,327   $ 50,398   $ 46,640   $ 32,103
                                                               ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges and preferred
  dividends                                                         1.4        1.4        1.1        1.8        2.1
                                                               --------   --------   --------   --------   --------